EXHIBIT 99.1
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C-1988

Contacts: Media Robin Keegan 404-652-4713 Investors Margaret R. Nollen 404-652-4720 Greg Guest 404-652-4721

Date: July 29, 2005

GEORGIA-PACIFIC BOARD DECLARES REGULAR QUARTERLY DIVIDEND AND APPOINTS CORPORATE SECRETARY

            ATLANTA -- Georgia-Pacific Corp.'s (NYSE: GP) board of directors today approved a regular quarterly dividend of 17.5 cents per share. The dividend is payable Aug. 19, 2005, to shareholders of record Aug. 9, 2005.

            The board also appointed Cal Smith as the company's corporate secretary effective July 25. He reports to James F. Kelley, executive vice president and general counsel. Smith previously served as a partner at Troutman Sanders where he was a member of the firm's corporate and securities practice group as well as the financial institutions practice group. He earned a law degree from Emory University and a bachelor's degree from Wake Forest University.

            Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers and marketers of tissue, packaging, paper, building products and related chemicals. With 2004 annual sales of approximately $20 billion, the company employs 55,000 people at more than 300 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific's building products manufacturing business has long been among the nation's leading supplier of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. For more information, visit www.gp.com.

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